Exhibit 99.1

American States Water Company Announces Earnings for the Third Quarter of 2013

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 4, 2013--American States Water Company (NYSE:AWR) today reported net income of $20.8 million, or basic and fully diluted earnings of $0.54 per share and $0.53 per share, respectively, for the quarter ended September 30, 2013, as compared to net income of $18.7 million, or basic and fully diluted earnings of $0.49 per share and $0.48 per share, respectively, for the quarter ended September 30, 2012, a 10.4% increase in diluted earnings per share.

On May 20, 2013, the Board of Directors of AWR approved a two-for-one stock split of the Company's common shares. In September 2013, shareholders received one additional share for each AWR common share they owned. The two-for-one stock split has been retroactively applied, resulting in an increase in the number of shares outstanding for all periods presented.

Third Quarter 2013 Results

The table below sets forth a comparison of the third quarter diluted earnings per share by business segment:

	3 Months Ended
	9/30/2013	9/30/2012	CHANGE
Water	$0.42	$0.36	$0.06
Electric	0.01	0.02	(0.01)
Contracted services	0.06	0.10	(0.04)
AWR (parent)	0.04	---	0.04
Consolidated diluted earnings per share, as reported	$0.53	$0.48	$0.05

Water

For the three months ended September 30, 2013, diluted earnings per share from the water segment of AWR's Golden State Water Company ("GSWC") subsidiary increased by $0.06 to $0.42 per share, as compared to $0.36 per share for the same period of 2012. Impacting the comparability of the two periods were the following items:

  An increase in the water gross margin of approximately $2.6 million, or $0.04 per share, due primarily to new rates and a new adopted gross margin effective January 1, 2013 approved by the California Public Utilities Commission (the “CPUC”) on May 9, 2013. In addition, there was an increase of $1.5 million in revenues with a corresponding increase in operating expenses, representing new surcharges billed to customers during the three months ended September 30, 2013 to recover previously incurred costs. These surcharges had no net earnings impact.
  Excluding supply costs and the $1.5 million increase in expenses resulting from the new surcharges discussed above, operating expenses remained relatively unchanged as compared to the same period last year. Increases in planned maintenance work were largely offset by lower depreciation expense as a result of a decrease in composite rates approved in the water rate case.
  A decrease in the water effective income tax rate for the three months ended September 30, 2013 as compared to the same period in 2012, increasing earnings by $0.02 per share. The change in the tax rate is primarily due to changes between book and taxable income from plant-related items that are treated as flow-through adjustments in accordance with regulatory requirements.

Electric

For the three months ended September 30, 2013, diluted earnings from the electric segment were $0.01 per share as compared to $0.02 per share for the same period in 2012 due primarily to an increase in the effective income tax rate as a result of flow-through tax adjustments, which decreased earnings by $0.01 per share as compared to the three months ended September 30, 2012.

Contracted Services

For the three months ended September 30, 2013, diluted earnings from contracted services decreased by $0.04 per share as compared to the same period in 2012 due to: (i) an increase in administrative expenses mostly from labor and other employee related benefits, in part, to pursue new military base utility privatization opportunities, and (ii) lower construction activities during the three months ended September 30, 2013 as compared to the same period in 2012 due primarily to excessive rainfall in the month of July 2013 at Fort Bragg and an expected slowdown of renewal and replacement capital work at Fort Bliss.

AWR (parent)

For the three months ended September 30, 2013, diluted earnings from AWR (parent) increased by $0.04 per share as compared to the same period in 2012 resulting primarily from a cumulative tax benefit related to an employee benefit program of approximately $1.5 million recorded during the third quarter of 2013 for deductions taken on recently filed tax returns and amounts expected to be taken on amended income tax returns. Approximately $1.4 million of this benefit relates to periods prior to the third quarter of 2013.

Year-to-Date 2013 Results

The table below sets forth a comparison of the year-to-date (“YTD”) diluted earnings per share contribution by business segment:

	9 Months Ended
	9/30/2013	9/30/2012	CHANGE
Water	$1.00	$0.78	$0.22
Electric	0.06	0.10	(0.04)
Contracted services	0.20	0.27	(0.07)
AWR (parent)	0.05	---	0.05
Consolidated diluted earnings per share, as reported	$1.31	$1.15	$0.16

Basic and fully diluted earnings for the nine months ended September 30, 2013 increased by $0.16 per share, or 13.9%, over the prior year’s fully diluted earnings per share (“EPS”).

Increase/
Reconciliation of changes in YTD EPS from 2012 to 2013:	(decrease)
Water Segment:
Water gross margin contribution due to rate increases (excluding surcharges)	$0.15
One-time recovery of previously incurred costs	0.04
Higher operating expenses – primarily planned maintenance costs	(0.02)
Lower depreciation & amortization expense	0.03
Lower effective tax rate due to flow-through adjustments	0.02

Electric Segment:
A decrease in the recovery of costs associated with the Renewables Portfolio Standard, an increase in A&G expenses, and a higher effective income tax rate	(0.04)

Contracted Services Segment:
Higher operating and administrative expenses due, in part, to pursue new military base opportunities	(0.03)
Lower construction activities	(0.03)
Contract modification received in 2012 which did not recur in 2013	(0.01)

AWR parent:
Increase due primarily to a cumulative tax benefit related to an employee benefit program	0.05

YTD 2013 Consolidated EPS increase	$0.16

Dividends

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954. On October 29, 2013, the Board of Directors of AWR approved a dividend of $0.2025 per share on the common shares of the Company. Dividends on the common shares will be paid on December 2, 2013 to shareholders of record at the close of business on November 15, 2013.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR's operations in terms of diluted earnings per share by business segment, which is each business segment's earnings divided by the Company's weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measures regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company's Form 10-Q for the quarter ended September 30, 2013 filed with the Securities and Exchange Commission.

Third Quarter 2013 Earnings Release Conference Call

The Company will host a conference call tomorrow, November 5, 2013 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Tuesday, November 5, 2013 at 2:00 p.m. Pacific Time and will run through Tuesday, November 12, 2013. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 256,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to over 23,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets (unaudited)
(in thousands)	September 30, 2013		December 31, 2012
Assets
Property, Plant and Equipment – Net	$968,459		$917,791
Goodwill	1,116		1,116
Other Property and Investments	15,343		13,755
Current Assets	202,565		184,033
Regulatory and Other Assets	163,570		164,248
	$1,351,053		$1,280,943
Capitalization and Liabilities
Capitalization	818,975		787,042
Current Liabilities	115,673		93,697
Other Credits	416,405		400,204
	$1,351,053		$1,280,943

	Three Months Ended		Nine Months Ended
Condensed Statements of Income (unaudited)	September 30,		September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Operating Revenues	$130,914	$133,893	$362,161	$355,367

Operating Expenses:
Water purchased	$19,246	$18,874	$46,648	$42,257
Power purchased for pumping	3,414	3,067	7,385	6,642
Groundwater production assessment	4,656	3,923	11,666	11,228
Power purchased for resale	3,386	2,854	9,894	8,725
Supply cost balancing accounts	(1,003)	1,960	(9)	9,560
Other operation	7,185	7,394	19,158	21,671
Administrative and general	20,083	17,734	56,103	52,626
Depreciation and amortization	9,753	10,230	29,337	31,127
Maintenance	4,666	4,232	13,513	11,415
Property and other taxes	4,108	3,878	12,004	11,699
ASUS construction	19,256	23,332	59,053	58,513
Net gain on sale of property	—	(65)	(12)	(68)
Total operating expenses	$94,750	$97,413	$264,740	$265,395

Operating Income	$36,164	$36,480	$97,421	$89,972

Other Income and Expenses
Interest expense	(5,852)	(6,018)	(17,398)	(17,808)
Interest income	185	419	512	1,129
Other, net	247	219	673	435
Total other income and expenses	(5,420)	(5,380)	(16,213)	(16,244)

Income from operations before income tax expense	30,744	31,100	81,208	73,728
Income tax expense	9,905	12,436	30,302	29,871
Net Income	$20,839	$18,664	$50,906	$43,857

Basic Earnings Per Common Share	$0.54	$0.49	$1.31	$1.15
Fully Diluted Earnings Per Common Share	$0.53	$0.48	$1.31	$1.15

Weighted Average Common Shares Outstanding, Basic	38,696	38,117	38,613	37,849
Weighted Average Common Shares Outstanding, Diluted	38,923	38,205	38,835	38,077

Dividends Paid Per Common Share	$0.2025	$0.1775	$0.5575	$0.4575

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707